Exhibit 99.1

JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC
New York, NY (December 12, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2016. Traffic in November increased 7.1 percent from November 2015, on a capacity increase of 5.2 percent.

Load factor for November 2016 was 85.4 percent, an increase of 1.5 points from November 2015. JetBlue’s preliminary completion factor was 99.8 percent and its on-time (1) performance was 84.3 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of November was approximately unchanged year over year. For the fourth quarter of 2016, RASM is expected to decrease between one and two percent year over year. December RASM is expected to be positively impacted by approximately one percent by incentive payments related to our cobrand credit card agreement.
JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2016	November 2015	% Change
Revenue passenger miles (000)	3,641,649	3,399,688	7.1%
Available seat miles (000)	4,264,682	4,052,314	5.2%
Load factor	85.4%	83.9%	1.5 pts.
Revenue passengers	3,120,368	2,879,581	8.4%
Departures	27,356	25,764	6.2%
Average stage length (miles)	1,072	1,090	-1.7%

	Y-T-D 2016	Y-T-D 2015	% Change
Revenue passenger miles (000)	41,647,933	37,911,143	9.9%
Available seat miles (000)	48,897,959	44,678,567	9.4%
Load factor	85.2%	84.9%	0.3 pts.
Revenue passengers	34,886,121	31,942,652	9.2%
Departures	307,635	288,003	6.8%
Average stage length (miles)	1,094	1,090	0.4%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 100 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit jetblue.com.
CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications

Tel: +1 718 709 3089
corpcomm@jetblue.com